Exhibit A(7)
Securities and Exchange Commission
Washington, DC  20549

To Whom It May Concern:

 This letter will confirm that Federal Insurance Company has met the requirements of Proviso (1) under Rule 27 (d-2) of the Investment Company Act of 1940 on a monthly basis throughout our fiscal year in connection with the undertaking executed on behalf of Fidelity Distributors Corporation.

    Very truly yours,
    FEDERAL INSURANCE COMPANY
    Gerardo G. Mauriz
    Vice President

GGM/dms